ABRAMS/GENTILE ENTERTAINMENT, INC.
                              244 West 54th street
                            New York, New York 10019



                                                         Dated September 4, 1998




MSH ENTERTAINMENT CORPORATION
330 Ocean Park Boulevard
Santa Monica, CA 90405
Attention: Robert Maerz, President

Dear Mr. Maerz:

         Reference is made to that certain Stock Purchase Agreement (the "Agreement") between the undersigned, MSH Entertainment Corporation ("Buyer") and the undersigned, Martin Abrams ("Seller"). We understand from you and Mike Welsh that you will not be able to close as required by the Agreement. This letter will serve as notice or your material breach of the Agreement.

         Notwithstanding your material breach, I am willing to extend the date of the Closing to 3:00 pm on Tuesday, September 8, 1998 on the condition that you confirm, by signing where indicated below, that your failure to close was solely due to your failure to secure financing, and that neither Abrams/Gentile Entertainment, Inc., John Gentile, Anthony Gentile, the undersigned nor any of their affiliates, by their act or ommission, caused you to be unable to close the transaction as required by Section 2.1 of the Agreement.

         Kindly indicate your confirmation below.



                                                  /s/MARTIN ABRAMS
                                             -----------------------------------
                                             Martin Abrams


Agreed and Confirmed:

MSH ENTERTAINMENT CORPORATION



By:     /s/ ROBERT MAERZ
   -----------------------------------
   Robert Maerz, Chairman


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

                       ABRAMS/GENTILE ENTERTAINMENT, INC.
                              244 West 54th Street
                            New York, New York 10019

                                                         Dated September 4, 1998



MSH ENTERTAINMENT CORPORATION
330 Ocean Park Boulevard
Santa Monica, CA 90405
Attention: Robert Maerz, Chairman

Dear Mr. Maerz:

         Reference is made to that certain stock Purchase Agreement (the "Agreement") between the undersigned, MSH Entertainment Corporation ("Buyer") and the undersigned, Martin Abrams ("Seller"). This agreement will modify the Agreement; however, except as expressly provided herein, the terms and conditions of the Agreement are hereby confirmed and ratified.

         I am willing to extend the date of the Closing until 10 am on September 17, 1998 on the condition that you confirm the following, by signing where indicated below:

         1.) You, on behalf of yourself and ACE, hereby waive any claim against me for underfunding of the AGE pension funds. You agree that my pension shall be funded at $191,000, and I agree that funding for my pension will be limited to $191,000, and I waive any rights I may have to require further funding of my AGE pension. I will execute such other documents as you may request to confirm such waiver. You agree that I will not be responsible for any other underfunding of such pension funds for other employees. I agree that if you are required by law to provide fundinq in excess of the aforesaid $191,000 with respect to my pension in order to avoid reporting an underfunded pension, notwithstanding my waiver, I shall reimburse you for such excess funding upon your request.

         2.) I will cause Up Up & Away, Inc. to pay AGE $100,000 of the $293,400 receivables claimed by you to be due, such payment to be made no later than five
(5) business days following your notice to me that MSH has repaid the Hallmark Loan in accordance with the terms of the Hallmark Loan Indemnity Agreement delivered at the Closing. I hereby personally guarantee the payment of such amount by AGE. At the Closing, I shall pay ACE $8,000 to settle the remaining Up Up & Away, Inc. receivable, and you agree that neither I, Up Up & Away, Inc., nor any of our affiliates shall have further liability for the $293,400 receivables (other than as provided herein).

         3.) You agree to provide me with 660,000 shares of free trading common stock of MSH. The 660,000 shares will be provided to me pursuant to a private transaction(s) under Rule 144, such shares to be provided by third party stockholders selected by you

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

at no expense to me. These 660,000 shares shall replace 660,000 of the 2,825,000 shares of the newly issued shares of restricted common stock of MSH which are to be delivered pursuant to subsection 1.2.4 of the Agreement. All such shares will be delivered to me no later than 10:00 am on October 19, 1998. If you are unable to deliver all of such shares on or before such date, after using your best efforts to do so, you shall pay me in cash for any undelivered shares, at the rate of 37.5 cents per share. Notwithstanding the foregoing, I may elect, at my discretion, at any time prior to the delivery of such shares to me, to require you to pay me $247,500 in lieu of delivery of such shares.

         4.) You agree to provide me with 400,000 shares of newly issued shares of restricted common stock of MSH. These shares will be in addition to the shares issuable pursuant to subsection 1.2.4 of the Agreement (as modified by paragraph 3 above).

         5.) You agree to pay us at the Closing, an additional cash payment equal to (a) $900 times (b) the number of days between September 4, 1998 and the date of Closing (including the day of Closing).

         6.) You agree to pay me my salary for the full month of September.

         7.) You agree to pay all costs payable under the lease on my AGE leased car for the full term of said lease (approximately December 31, 1999).

         8.) You agree that if the transaction does not close on September 17, 1998, you will arrange for the payment to me on that date of $150,000 or the issuance by Berwind Financial to me of a letter of credit in the amount of $150,000. Upon such payment you shall have a 40 day extension of the Closing (until October 27, 1998). If the transaction is closed on or before October 27, 1998, such payment will not be deemed a part of the purchase price, but will be deemed a payment for the extension, and I will be entitled to keep such payment without limiting my claims for your failure to close pursuant to the terms of the Agreement, as amended by this Agreement.


         Kindly indicate your confirmation below.



                                                  /s/MARTIN ABRAMS
                                             -----------------------------------
                                             Martin Abrams


Agreed and Confirmed:

MSH ENTERTAINMENT CORPORATION



By:     /s/ROBERT MAERZ
   -----------------------------------
   Robert Maerz, Chairman


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